Exhibit 99.1

Contact: Steve Rush, Marketing Manager 502-410-1397 steve.rush@lightyear.net

Lightyear Network Solutions Reports
Net Income for Q3 2011

-- Positive Financial Trends Continue --

LOUISVILLE, Ky., November 15, 2011 -- Lightyear Network Solutions, Inc. (the “Company”) (OTCBB: LYNS), an established provider of data, voice and wireless telecommunication services to business and residential customers throughout North America, today announced its financial results for the quarter ended September 30, 2011. Results for the third quarter of 2011 include Lightyear’s acquisition of SouthEast Telephone, which was completed on October 1, 2010.

Financial highlights for the Third Quarter include:

•	Net income of $103 thousand for the third quarter 2011 compared with a net loss of $222 thousand in the second quarter 2011 and a net loss of $828 thousand in the year-ago third quarter;
•	Gross profit increased 1.2%, or $78 thousand, compared with the second quarter of this year;
•	SGA (Selling, General and Administrative) expenses were reduced 6.1% compared with the second quarter 2011;
•	Loss from operations was reduced to $45 thousand from $250 thousand in the second quarter 2011 and from $987 thousand in the year-ago third quarter;
•
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) improved to $515 thousand compared with an EBITDA of $178 thousand in the second quarter of this year and a loss before interest, taxes, depreciation and amortization of $935 thousand in the year-ago third quarter;

•	Net loss per common share, including the cumulative preferred stock dividends, was $0.01 compared with a net loss of $0.06 per share for the year-ago third quarter.

“Lightyear continues to make significant strides forward as we again had several encouraging financial trends in the third quarter,” said Stephen M. Lochmueller, Lightyear’s Chief Executive Officer. “One of the more important indicators was that the Company recorded net income compared with a net loss in the year-ago quarter, and we were EBITDA positive in the quarter compared with a net loss last year. Lightyear also had some encouraging quarter-to-quarter figures, as our gross profit margin increased 1.2%, and our SGA operating expenses were reduced 6.1%.”

“We believe that our improving financial results, along with our recently announced redemption of convertible preferred stock, positions Lightyear well for the future,” Mr. Lochmueller added. “Had the stock redemption been recorded as of January 1, 2011, the net loss per share would have been reduced by $.02 per share during the first nine months of 2011. We are pleased with the progress our Company is making, and we believe we’ll continue to see improvement in our financial results this year.”

Earnings Conference Call set for Nov. 22 at 11 a.m. EST
Management of Lightyear will host an earnings conference call on Tuesday, Nov. 22, 2011, at 11 a.m. EST. Those who wish to participate in the conference call may dial 877-597-2663 (conference code: 5351842) from the United States; international callers may dial 678-809-2332.

An audio replay and transcript of the conference call will be available. For details, visit www.lightyear.net.

About Lightyear Network Solutions, Inc.
Through its wholly owned subsidiaries, Lightyear Network Solutions, Inc. provides telecommunication services to large, medium and small businesses and to residential consumers throughout North America. Lightyear’s product offerings include local PRI and digital T1, enhanced Internet services, MPLS, Ethernet, Voice over Internet Protocol (VoIP), local and long distance service, and conferencing. Lightyear also offers wireless services to customers in the U.S. through wholesale contracts with multiple wireless providers. Lightyear built its own VoIP network in 2004 to enhance its product offerings and has partnered with some of the most prominent names in telecom including: Sprint, Verizon, AT&T, Level 3, Windstream, CenturyLink, tw telecom, XO Communications, Cisco and ADTRAN. Lightyear Network Solutions is headquartered in Louisville, Ky. Additional information can be found at: www.lightyear.net.

Forward-Looking Statements
This press release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934.  These forward-looking statements are subject to various risks and uncertainties that could cause Lightyear’s actual results to differ materially from those currently anticipated.  These forward-looking statements may include, without limitation, statements about our marketing and acquisition opportunities, business strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward-looking statements are reasonable, the risks and uncertainties which could cause our actual results to differ materially from those currently anticipated includes changes in market conditions, our ability to integrate acquired operations, the ability to obtain additional financing on satisfactory terms, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and risk factors described in our filings with the Securities and Exchange Commission.  Lightyear undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Lightyear Network Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets

Current Assets:
Cash	$42,674	$1,009,209
Accounts receivable, net	5,192,455	6,150,424
Vendor deposits	1,927,439	1,686,911
Inventories, net	495,990	333,555
Deferred tax asset - current portion, net	-	56,939
Prepaid expenses and other current assets	2,358,107	2,287,875

Total Current Assets	10,016,665	11,524,913

Property and equipment, net	7,459,820	7,202,904
Intangible assets, net	2,352,230	2,763,666
Other assets	-	311,482

Total Assets	$19,828,715	$21,802,965

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable	$7,451,084	$7,160,116
Interest payable - related parties	65,283	113,818
Accrued agent commissions	547,696	569,833
Accrued agent commissions - related parties	2,757	25,036
Deferred revenue	485,529	2,017,188
Other liabilities	1,898,073	1,886,224
Other liabilities - related parties	92,334	97,383
Short term borrowings	-	320,428
Current portion of notes payable	861,246	529,899
Current portion of capital lease obligations	266,482	348,178

Total Current Liabilities	11,670,484	13,068,103
Notes payable, non-current portion	3,558,668	2,227,987
Capital lease obligation, non-current portion	811,547	985,871
Obligations payable - related party, non-current portion	6,250,000	7,250,000
Deferred tax liability, non-current portion, net	326,683	507,422

Total Liabilities	22,617,382	24,039,383

Commitments and contingencies	-	-

Stockholders' Deficiency:
Convertible preferred stock, $0.001 par value; 9,500,000 shares authorized; 9,500,000 shares issued and outstanding at
September 30, 2011 and December 31, 2010; aggregate liquidation
preference of $21,232,110 at September 30, 2011	9,500	9,500
Common stock, $0.001 par value; 70,000,000 shares authorized;
22,089,888 and 20,306,292 shares issued and outstanding at
September 30, 2011 and December 31, 2010, respectively	22,090	20,306
Notes and receivables from affiliate	(14,049,887)	(13,478,920)
Additional paid-in capital	9,369,630	8,898,069
Retained earnings	1,860,000	2,314,627

Total Stockholders' Deficiency	(2,788,667)	(2,236,418)

Total Liabilities and Stockholders' Deficiency	$19,828,715	$21,802,965

Lightyear Network Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(unaudited)

	For The Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Revenues	$17,409,514	$11,588,424	$53,886,561	$34,128,989

Cost of revenues	11,089,139	7,999,755	34,735,187	23,315,583

Gross Profit	6,320,375	3,588,669	19,151,374	10,813,406

Operating Expenses
Commission expense	1,544,955	1,222,056	4,581,358	3,590,420
Commission expense - related parties	13,734	54,761	(2,834)	192,113
Depreciation and amortization	437,182	52,387	1,282,970	169,761
Bad debt expense	195,429	213,925	698,937	930,866
Transaction expenses	-	324,975	-	753,898
Selling, general and administrative expenses	4,173,910	2,707,335	13,466,738	8,144,638

Total Operating Expenses	6,365,210	4,575,439	20,027,169	13,781,696

Loss From Operations	(44,835)	(986,770)	(875,795)	(2,968,290)

Other Income (Expense)
Interest income	8,151	7,903	24,183	29,327
Interest income - related parties	192,664	284,306	570,967	388,718
Interest expense	(77,180)	(16,374)	(234,878)	(35,129)
Interest expense - related parties	(98,459)	(116,404)	(296,276)	(417,409)
Amortization of deferred financing costs	-	-	-	(68,423)
Amortization of deferred financing costs
- related parties	-	-	-	(69,345)
Amortization of debt discount - related parties	-	-	-	(100,860)
Change in fair value of derivative liabilities
- related parties	-	-	-	83,097
Other income	122,304	(721)	233,372	(612)
Other expense - related parties	-	-	-	(260,000)

Total Other Income (Expense)	147,480	158,710	297,368	(450,636)

Income (loss) before income taxes	102,645	(828,060)	(578,427)	(3,418,926)
Income tax benefit	-	-	123,800	-

Net Income (Loss)	102,645	(828,060)	(454,627)	(3,418,926)

Cumulative Preferred Stock Dividends	(383,122)	(383,124)	(1,136,877)	(712,110)

Loss Attributable to Common Stockholders	$(280,477)	$(1,211,184)	$(1,591,504)	$(4,131,036)

Net Loss Per Common Share - Basic and Diluted	$(0.01)	$(0.06)	$(0.07)	$(0.23)
Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	22,242,475	19,831,101	21,641,444	17,771,761

Non-U.S. GAAP Financial Measures
The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the three months ended September 30, 2011, and the three months ended September 30, 2010.  Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior and future periods.  Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP measures is that GAAP accounting does in fact reflect the underlying financial results of the Company’s business.  Therefore, management believes that the GAAP measures as well as the corresponding non-GAAP measures of the Company’s financial performance should be considered together.

A reconciliation of the Company’s GAAP net income for the third quarter of 2011 and the net loss in the third quarter of 2010 to its non-GAAP EBITDA for the same periods is set forth below:

	For The Three Months
	Ended September 30,
	2011	2010

Net Income (Loss)	$102,645	$(828,060)

Depreciation and amortization	437,182	52,387
Interest, net	(25,176)	(159,431)

Earnings (Loss) Before Interest, Taxes,
Depreciation and Amortization	$514,651	$(935,104)